SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------

                                  SCHEDULE 13G

                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934





                       INTERNATIONAL FAST FOOD CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    45950Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                FEBRUARY 15, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



           Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

      [ ]      Rule 13d-1(b)

      [X]      Rule 13d-1(c)

      [ ]      Rule 13d-1(d)

                     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                Page 1 of 6 Pages

-------------------                                 ----------------------------
CUSIP NO. 45950Q107          SCHEDULE 13G                PAGE 2 OF 5 PAGES
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-------- ------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    NIGEL NORTON
-------- ------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                 (b)

-------- ------------------------------------------------------------------
   3     SEC USE ONLY


-------- ------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                    UNITED KINGDOM
---------------------------------------------------------------------------
                  5     SOLE VOTING POWER            4,010,000
    NUMBER OF
                ------- ---------------------------------------------------
     SHARES       6     SHARED VOTING POWER                  0
  BENEFICIALLY
                ------- ---------------------------------------------------
    OWNED BY
      EACH        7     SOLE DISPOSITIVE POWER       4,010,000
                ------- ---------------------------------------------------
    REPORTING     8     SHARED DISPOSITIVE POWER             0
   PERSON WITH
-------- ------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    4,010,000
-------- ------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*

-------- ------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    8.8%
-------- ------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                    IN
-------- ------------------------------------------------------------------

(1)   See Item 4 herein.

-------------------                                 ----------------------------
CUSIP NO. 45950Q107          SCHEDULE 13G                PAGE 3 OF 5 PAGES
-------------------                                 ----------------------------



ITEM 1(A). NAME OF ISSUER.

           International Fast Food Corporation

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

           1000 Lincoln Road, Suite 200
           Miami Beach, Florida 33139

ITEM 2(A). NAME OF PERSON FILING.

           This statement is filed on behalf of Nigel Norton, an individual (the "Reporting Person").

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE.

           The address of the principal business office for the Reporting Person is:

            Le Roccabella
            24 Avenue Princesse Grace
            Monte Carlo, Monaco  98000

ITEM 2(C). CITIZENSHIP.

           Nigel Norton is a citizen of United Kingdom.



ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

            Common Stock, $0.01 par value.

ITEM 2(E).  CUSIP NUMBER.

            45950Q107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), IDENTIFY THE STATUS OF THE PERSON FILING.

            Not applicable.

ITEM 4.     OWNERSHIP.

                          AMOUNT
REPORTING PERSON     BENEFICIALLY OWNED(1)        PERCENT OF CLASS(1)
Nigel Norton            4,010,000                          8.8%

------------------------------------------------------------------------------

-------------------                                 ----------------------------
CUSIP NO. 45950Q107          SCHEDULE 13G                PAGE 4 OF 5 PAGES
-------------------                                 ----------------------------







                          POWER TO VOTE                     POWER TO DISPOSE
                     ------------------------        --------------------------
REPORTING PERSON        SOLE         SHARED             SOLE          SHARED
----------------     ---------     ----------        ----------     -----------

Nigel Norton         4,010,000            --         4,010,000          --


---------------

(1)  Calculated on the basis of 45,497,655 shares outstanding on March 24, 2000.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.

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CUSIP NO. 45950Q107          SCHEDULE 13G                PAGE 5 OF 5 PAGES
-------------------                                 ----------------------------



                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




 April 10, 2000                                 /S/ NIGEL NORTON
                                                  ----------------
                                                  NIGEL NORTON